Exhibit 10.1

Exhibit 10.1 -- Page 1

Exhibit 10.1 -- Page 2

Exhibit 10.1 -- Page 3

PROMISSORY NOTE

$52,500.00 Date: December 27, 2016

FOR VALUE RECEIVED, Joey New York, Inc., a Nevada corporation (hereinafter "DEBTOR"), promises to pay to the order of Salamon Brothers, LLC, its successors and assigns (hereinafter "HOLDER"), a principal amount of Fifty Thousand Dollars ($52,500.00).

The debt arises from the December 28, 2016 direct payment of $50,000.00 to Joey New York, Inc. – $2,500.00 applied to legal fees; therefore, total payment is $52,500.00. A copy of the wire transfer information is attached hereto and incorporated herein by this reference (Exhibit "A").

1. Principal on this Note shall be due and payable on June 27, 2017, (the "Maturity Date"). The maturity date can be extended at the sole discretion of the HOLDER.

2. The outstanding principal balance of this Note may be prepaid at any time at the option of the DEBTOR. A prepayment penalty shall apply if the loan balance is prepaid in whole (100%) or in part. In the event of prepayment, a prepayment penalty rate shall be assessed as follows:

   1) If the prepayment occurs within 60 days of the loan issuance, the prepayment penalty will equal twenty-five percent (25%) of the principal amount prepaid; 2) If the prepayment occurs within 60-90 days of the loan, the prepayment penalty will equal thirty percent (30%) of the principal amount prepaid; and 3) If the prepayment occurs within 90-120 days of the loan, the prepayment penalty will equal thirty-five percent (35%) of the principal amount prepaid.

3. The HOLDER may, after a period of 180 days, at its sole option, convert the outstanding principal balance and accrued interest of 12% per annum, into the DEBTOR's Common Stock at a market closing bid discount of 50% if converting at less than 5 days of the average trading volume, 60% if converting at more than 5 days of the average trading volume and 65% if converting at more than 10 days of the average trading volume, at maturity.
   a. The HOLDER represents and warrants that it will not, at any time, convert any portion of the Note that will make it a Five Percent (5%) or greater shareholder of Joey New York, Inc., which will revert it to affiliate status.
   b. The executed Promissory Note dated December 27, 2016, permits conversion by the HOLDER, after a 180 day period, of any amount of the principal balance and interest owed by the DEBTOR to the HOLDER, into shares of Joey New York, Inc. common stock. Should the DEBTOR fail to comply with such conversions, for whatever reason, the HOLDER is entitled to receive 15% interest, of the dollar amount being converted, added to the principal for the first 15 days passed, along with an additional 15% interest every 30 days.

4. Moreover, the $52,500.00 debt, or any portion thereof, is assignable and transferrable at the sole discretion of HOLDER.

5. As used herein, the term "Event of Default" shall mean and include any one or more of the following events, which events shall constitute an Event of Default hereunder and under any documents related hereto:
   a. The DEBTOR shall fail to pay when due, any amounts required to be paid under this Note or any other indebtedness of the DEBTOR to the HOLDER or to any third party whether any such indebtedness is now existing or hereafter arises and whether direct or indirect, due or to become due, absolute or contingent, primary or secondary or joint and several;
   b. The DEBTOR shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any present or future state or federal bankruptcy act or under any similar federal or state law, or shall be adjudicated a bankrupt or insolvent, or shall make a general assignment for the benefit of its creditors, or shall be unable to pay its debts generally as they become due, or shall be insolvent (whether in the equity or bankruptcy sense);
   c. Final judgment(s) for the payment of money shall be rendered against the DEBTOR and shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed;
   d. Any representation or warranty made by the DEBTOR herein or in any document related hereto shall prove to be untrue or misleading in any material respect, or any statement, certificate or report furnished hereunder or under any of the foregoing documents by or on behalf of the DEBTOR shall prove to be untrue or misleading in any material respect on the date when the facts set forth and recited therein are stated or certified;
   e. The DEBTOR shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell all or substantially all of its assets, without the prior written consent of the HOLDER; and
   f. The DEBTOR shall fail to pay, withhold, collect or remit any tax or tax deficiency when assessed or due (other than any tax or tax deficiency which is being contested in good faith and by proper proceedings and for which it shall have set aside on its books adequate reserves therefor) or notice of any state or federal tax liens shall be filed or issued.

6. Upon the occurrence of an Event of Default, and at any time thereafter, the unpaid principal balance hereof shall, at the option of the HOLDER, be immediately due and payable, without notice or demand.

7. Upon the occurrence of an Event of Default or at any time thereafter, the HOLDER shall have the right to set off any and all amounts due hereunder by the DEBTOR to the HOLDER against any indebtedness or obligation of the HOLDER to the DEBTOR.

8. The DEBTOR promises to pay all costs of collection of this Note paid or incurred by the HOLDER on account of such collection, whether or not suit is filed with respect thereto and whether such cost or expense is paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.

9. This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice of law provisions thereof.

10. The DEBTOR hereby irrevocably submits to the jurisdiction of any New York state court or federal court over any action or proceeding arising out of or relating to this Note, and any instrument, agreement or document related thereto, and the DEBTOR hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court.

IN WITNESS WHEREOF, the DEBTOR and HOLDER have executed this Promissory Note as of the day and year first above written.

"DEBTOR"
Joey New York, Inc.
Richard Roer, President

"HOLDER"
Salamon Brothers, LLC
Howard Salamon, President